The Oncology Institute Appoints Two New Board Members

Expands board to 9 members with deep healthcare management and investment experience

CERRITOS, Calif. – September 22, 2022 – The Oncology Institute, Inc. (NASDAQ: TOI), one of the largest value-based community oncology groups in the United States, today announced the appointment of Mark Pacala and Gabe Ling to serve on its Board of Directors (“Board”), effective immediately.

“We are very pleased to have Mark and Gabe join our Board of Directors,” said Brad Hively, Chief Executive Officer of TOI. “As TOI continues to expand and mature as a public company, we are excited to attract new talent to our board. Mark and Gabe bring significant industry experience and we look forward to benefitting from their insights and guidance as we continue to pursue our strategic objectives and strive to be the nation’s leading value-based oncology group.”

“TOI is an innovator in the industry and I look forward to partnering with Brad and the entire board as the company grows and expands its unique value proposition in new markets,” said Mr. Pacala.

Mr. Pacala brings more than 30 years of general management and private equity experience in healthcare and consumer services companies. Mr. Pacala is a senior advisor for a number of private equity firms and serves on the board of several portfolio companies in the healthcare industry. Earlier in his career, he held leadership roles at Marriott Corporation and Walt Disney Company. Mr. Pacala was also CEO of Forum Group and American Whole Health. He was a general partner at Essex Woodlands Health Venture until 2009 and senior advisor at Oak Hill Capital Partners until 2016, focusing on healthcare investments. Mr. Pacala holds a Bachelor of Arts from Hamilton College and a Masters of Business Administration from Harvard Business School.

“I am very excited about the road ahead for TOI and I look forward to engaging with management and the board to help identify and maximize growth opportunities for the company,” said Mr. Ling.

Mr. Ling is the Co-Founder of M33 Growth, a Boston-based venture capital and growth equity firm that invests in emerging technology and healthcare companies and partners with founders to rapidly grow their businesses. Mr. Ling has led investments in companies including The Oncology Institute, Acclivity Health, Dependable Health Services, YAPI, and RHI Group. Before starting M33 Growth, he was a Partner at General Catalyst, a leading venture capital firm where he spent over a decade helping entrepreneurs build their companies. While at General Catalyst, he served on several boards including Datalogix (acquired by Oracle), CLEAResult (acquired by General Atlantic), Oceans Healthcare (acquired by Webster Capital), OGSystems (acquired by Parsons), and Brighter (acquired by Cigna). Mr. Ling holds a Bachelor of Arts from Yale University.

About The Oncology Institute, Inc.

Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.7 million patients including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With 90+ employed clinicians and more than 700 teammates in over 50 clinic locations and growing, TOI is changing oncology for the better. For more information, visit www.theoncologyinstitute.com.
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(562) 735-3226 x 88806

Juan Lezama
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(562) 374-8434

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